Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

Jeffrey Sullivan (hereinafter “Employee”) was employed by Tigo Energy, Inc. (“Company”) until on or about October 11, 2024 (the “Employment”). Employee's Employment with the Company ended on or about October 11, 2024 (the “Separation”).

The purpose of this Separation Agreement and Release (hereinafter “Agreement”) is to set forth the terms and provisions of a severance agreement agreed to between Employee and Company, in connection with the Employee’s Employment with and Separation from Employment with Company and to waive and release any claims by the Employee against Company (Employee and Company are collectively hereinafter referred to as the “Parties”).

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1.
Non-Admission of Liability. Employee acknowledges that Company denies any wrongdoing whatsoever in connection with Employee’s Employment and Separation. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Company.
2.
Severance Benefits. As consideration for the Employee’s execution of this Agreement, Company will provide Employee the following benefits:
a.
Lump Sum Payment. Pay Employee within ten (10) business days after the Effective Date of this Agreement the sum of $70,001.00 (seventy thousand one dollars) (the “Severance Payment”) (minus applicable withholdings) payable to Employee (to be reported on IRS Form W-2, subject to regular and applicable withholdings). The Parties agree that Employee shall be responsible for any tax liabilities that might be asserted with respect to the Severance Payment. Employee agrees to indemnify and hold harmless Company for any tax liability imposed, or any related penalty assessed, relating to this payment. Any employment relationship between Employee and Company has ended, and the issuance of a check as part of this Agreement, does not, for any reason, re-establish Employee’s status as an employee.
b.
COBRA. If eligible, Employee will be given the opportunity to elect continuation of healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). Provided Employee makes a timely COBRA election, the Company will pay Employee's COBRA premiums for a period of 2 (two) months, initiating with the first premium due date that occurs after the parties have signed this Agreement. Following the Company's completion of the above premium payments, any applicable COBRA premiums or administrative charges will be the sole responsibility of Employee.
c.
Vested Equity. Employee will be entitled to all vested equity pursuant to the previous equity grant(s) between the Company and Employee as of the date of

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Separation pursuant to the terms of the separate equity grant plan or program. Vesting of any equity will cease as of the date of Separation. All terms of the applicable equity agreement(s) between the Company and Employee shall apply.

By signing this Agreement, Employee agrees that the Severance Benefits are additional compensation that Employee would not otherwise be entitled to and are not provided for under any Company policy, program, plan, or other arrangement or practice.

3.
Release of All Claims by Employee. In consideration for the promises set forth above, Employee, for Employee and Employee’s heirs, successors and assigns, does hereby waive, release, acquit, and forever discharge Company and its respective parents, heirs, assigns, subsidiaries, affiliates, and related entities or corporations, and any of their past and present officers, directors, shareholders, employers, employees, agents, partners, attorneys, insurers, heirs, successors, and assigns (hereinafter the “Released Parties”), from any and all claims, actions, charges, complaints, grievances, and causes of action (hereinafter collectively referred to as “Claims”), of whatever nature, whether known or unknown, which exist or may exist on Employee’s behalf as of the date of this Agreement, including but not limited to, any claims for back pay, liquidated damages, compensatory damages, or any other losses or other damages to Employee or Employee’s property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., amended by the Americans With Disabilities Act Amendments Act of 2008; the Age Discrimination in Employment Act of 1967; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. ; the Internal Revenue Code of 1986; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 213 et seq. (including the Equal Pay Act of 1963); the Fair Credit Reporting Act, 15 U.S.C. § 1681, the Patient Protection and Affordable Care Act 42 U.S.C. § 18001 et seq.; Sarbanes-Oxley Public Company Accounting Reform and Investor Protection Act of 2002, 15 U.S.C. § 7241 et seq.; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. 2000ff; The False Claims Act of 1986, 31 U.S.C. § 3729 et seq.; the California Labor Code, the California Fair Employment and Housing Act, the federal or California Worker Adjustment Retraining Act, the California Industrial Welfare Commission Wage Orders, California Business and Professions Code, the California Private Attorney General Act, the California Family Rights Act, and any other Claims under federal, state, or local statutory, common law or equity, including but not limited to claims of breach of contract or duty, promissory estoppel, fraud, misrepresentation, intentional or negligent infliction of emotional distress, wrongful or retaliatory discharge, defamation, slander, invasion of privacy, negligence, assault, and battery. The foregoing release of Claims expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal.

To the fullest extent permitted by law, Employee agrees that Employee will not institute or initiate any action, administrative action, grievance, or other suit against the Released Parties with any state, federal, or local court or agency or other tribunal related to claims released

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through this Agreement. This provision shall not affect or interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission or participate, cooperate, or assist in an investigation or proceeding conducted by any federal or state enforcement agency; but Employee knowingly and voluntarily waives the right to any form of recovery or compensation in any such action arising from or related to Employee’s Employment with Company.

This release also encompasses any right by Employee to seek any wages or other compensation under any provision of state or federal law and that any claim to such wages is subject to a good faith dispute and therefore subject to release under Labor Code section 206.5. Employee expressly affirms that Employee has been paid all compensation which Employee is owed or is or was in any way entitled relating to Employee’s Employment with Company, including but not limited to regular compensation, reimbursements, salary, and/or bonus payments and any associated penalties, and waives any right to seek any such compensation or penalties.

In the event that the Employee is a party to, or is a member of a class that institutes any claim or action against the Released Parties arising from conduct which predates this Agreement, Employee agrees that Employee’s claims shall be dismissed or class membership terminated immediately upon presentation of this Agreement, and Employee shall execute any papers necessary to achieve this end.

Employee certifies that Employee has not experienced a job-related illness or injury for which Employee has not already filed a claim.

If any claim is not subject to release, to the extent permitted by law, Employee acknowledges and agrees that by virtue of this settlement Employee is no longer an aggrieved party and waives any right to participate in any representative action based on such a claim in which Company, including any and all parent corporation, affiliates, subsidiaries, managers, divisions, predecessors, insurers, successors and assigns, and each of their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries and insurers of such plans and programs, is a party.

Besides waiving and releasing the claims above, Employee represents and warrants that Employee has not filed, and agrees that Employee will not file, or cause to be filed, any letter with the Labor Workforce Development Agency (“LWDA”), judicial complaint or lawsuit involving any claims released in this Agreement or any claims seeking any civil penalties on behalf of Employee or any third party, and agrees to withdraw any LWDA letters, judicial complaints or lawsuits that have been filed, if any, prior to the Effective Date of this Agreement. The Parties may bring a claim against the other party to enforce the terms of this Agreement.

Employee further agrees not to initiate, encourage, cause, or direct, other individual(s), including but not limited to Company’s current or former employees to file any lawsuit, charge, complaint, claim, petition, or accusatory pleading against Company except as may be required pursuant to a lawfully served subpoena or as expressly permitted under section 7 of the NLRA or other applicable state or federal law.

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4.
Release of Age Discrimination Claim by Employee. Employee agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act (“ADEA,”) 29 U.S.C. § 621, et seq.), and the Older Workers Benefit Protection Act (“OWBPA”) and in connection with such waiver:
a.
Employee is hereby advised to consult with an attorney prior to signing this Agreement and Employee represents that Employee has had an opportunity to fully discussed all aspects of this Agreement with an attorney.
b.
Employee shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. Employee may agree to waive that period of consideration. Employee understands and agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner this twenty-one (21)-day review period.
c.
Employee may revoke Employee’s waiver and release of ADEA claims contained in this Agreement at any time during the first seven (7) days following Employee’s execution of this Agreement, and the ADEA waiver and release shall not be effective or enforceable until the seven-day period has expired.
d.
Employee acknowledges that Employee was provided a written Report that describes the classes, departments or groups of employees affected by the Reduction, any selection factors for the Reduction and any time limits applicable, the job titles and ages of all employees selected for the Reduction, and the ages of all employees in the same job classification or department who were not selected.
e.
To revoke this Agreement, Employee must provide a written notice of Employee’s revocation to at with a copy to .
5.
Waiver of California Civil Code § 1542 Rights. Employee also specifically acknowledges that Employee is aware of and expressly waives all rights and benefits conferred on Employee now or in the future under the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee, being aware of this section, hereby relinquishes all rights and benefits Employee may have based thereon and upon any other statutes or common law principles of similar effect. Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

6.
Ownership of Claims/No Pending Claims. Employee represents and warrants that Employee is the sole and lawful owner of all rights, title, and interest in and to all released

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matters and potential claims referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters and/or potential claims which Employee may have against Company. Employee further represents and warrants that there are no pending claims, charges, or complaints with any administrative agency or court. If any agency or court assumes jurisdiction over, or files any claims, charges, or complaints against Company on Employee’s behalf, Employee will request, in writing, that such agency or court withdraw the matter to the extent those claims, charges, or complaints have been released herein.
7.
Non-Disparagement/Neutral Reference. Employee agrees that Employee will not make, or cause to be made, any disparaging or defamatory statements, either orally or in writing, to any third party concerning Company or any of Company’s officers, directors, employees, or agents. By this promise, Employee agrees not to make any disparaging or defamatory statements concerning Company’s agents, representatives, employees, services, methods of doing business, or employment practices. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful. Nothing in this provision shall limit Employee from in any way disclosing or discussing any information related to Employee's exercise of Employee's rights under Section 7 of the National Labor Relations Act or otherwise in any way impede Employee's exercise of rights under Section 7.

Company agrees to provide Employee with a neutral employment reference. The Parties further agree that, should Company be contacted for the purpose of obtaining an employment reference regarding Employee, Company will provide Employee’s dates of employment and job title to any inquiring parties. Employee should refer any employment inquiries to at .

The Parties understand that this provision is a material term of the Agreement. The Parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise, each Party may be entitled to equitable relief, including injunctive relief, in the event of any breach or imminent breach of this provision by the other Party.

8.
Confidentiality. Employee agrees not to voluntarily reveal to anyone (unless compelled to do so by valid legal process), and to otherwise keep confidential, the specific terms of the Agreement (other than the confidentiality provision), including, but not limited to, the promises made and the sums paid (as recited above). Notwithstanding the foregoing, Employee may reveal the terms of the Agreement to Employee’s accountant, financial professionals, spouse, attorneys, and/or the Internal Revenue Service, or applicable state Department of Revenue. If Employee discloses any term to any individuals listed herein (not including governmental entities such as the IRS or Department of Revenue), Employee will notify said individuals of the terms of the confidentiality provision and inform them of their obligation to keep these terms confidential. Employee further agrees, absent a court order, that the only information regarding the Agreement that Employee may provide to any person or entity not listed above is that “the terms of the Agreement are confidential.” Employee agrees to give written notice to Company if Employee is required pursuant to a subpoena or court order to reveal any information regarding Employee’s work for Company, or anything related to the Severance and Release Agreement, prior to providing such information. Nothing in this Agreement prohibits Employee from disclosing or discussing any facts relating to a claim of

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sexual harassment, discrimination, or retaliation in the workplace brought by the Employee or prevents Employee from disclosing a claim of sexual harassment, discrimination, or retaliation occurring in the workplace or at a work-related event coordinated by or through the Company. Nothing in this provision shall limit Employee from in any way disclosing or discussing any information related to Employee's exercise of Employee's rights under Section 7 of the National Labor Relations Act or otherwise in any way impede Employee's exercise of rights under Section 7.

Employee understands that the covenant of confidentiality contained in the Agreement is a material inducement for entering into the Agreement and that, for the breach thereof, Company may suffer irreparable harm for which damages would be an inadequate remedy. Employee agrees that, in addition to any other remedies that may be available in law, equity, or otherwise, Company may be entitled to equitable relief, including injunctive relief, in the event of any breach or imminent breach of the Agreement.

9.
Company Property/Information. Employee hereby represents and warrants that as of the Effective Date and to the best of Employee’s knowledge, Employee has returned to Company all Company property and documents in Employee’s possession including, but not limited to, Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, laptop computers, cellular phones, and keys. Employee agrees that Employee will destroy the original and all copies of any email communications that Employee created or received by virtue of and during Employee’s employment with Company within 48 hours of execution of the Agreement. Employee also agrees to provide to Company contemporaneously with the execution of the Agreement, if Employee has not earlier done so, all passwords or other codes necessary for Company to gain access to any and all software or data maintained or stored in Company’s computer system. Employee further affirms that he/she is in possession of all personal property and that no such personal property is in the Company’s possession.
10.
Reasonable Cooperation. Employee will provide reasonable cooperation to Company related to any business or other issues that arose during the Employment for which Employee had responsibility or involvement.
11.
Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors, and assigns.
12.
Attorney’s Fees. In the event that any Party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing Party in any such proceeding shall be entitled to recover Employee’s or its costs and reasonable attorney’s fees.
13.
Consultation with Counsel. The Parties, and each of them, acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution and delivery of this Agreement. This Agreement is to be interpreted as if both Parties have participated equally in the drafting of the Agreement and all its terms.

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14.
Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.
15.
Integration. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement. The Parties to this Agreement each acknowledge that no representations, inducements, promises, agreements, or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact, or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement, or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers, or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.
16.
Severability. If any provision in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce the remaining provisions to the extent permitted by law.
17.
Counterparts. This Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.
18.
Voluntary Agreement. Employee understands and agrees that Employee may be waiving significant legal rights by signing this Agreement and represents that Employee has entered into this Agreement voluntarily, having had the opportunity to consult with an attorney, with a full understanding of and in agreement with all of its terms.
19.
Effective Date. This Agreement shall be effective on the eighth day after it is signed by Employee.
20.
Governing Law. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the state of California.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Confidential Separation Agreement and Release on the dates indicated below.

TIGO ENERGY, INC.

Date: September 26, 2024 By: /s/ Zvi Alon
Zvi Alon, Chief Executive Officer

Date: October 22, 2024 By: /s/ Jeffrey Sullivan

Jeffrey Sullivan